UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 30, 2013 (August 27, 2013)
Education Management Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-34466	25-1119571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sixth Avenue, Pittsburgh, Pennsylvania	15222
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code: (412) 562-0900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 27, 2013, Education Management Corporation (the “Company”) entered into an Employment Agreement by and between the Company and Mick J. Beekhuizen (the “Agreement”). Pursuant to the Agreement, Mr. Beekhuizen will serve as the Company's Chief Financial Officer during the three-year term of the Agreement, which is subject to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 180 days prior to any renewal date. The Agreement provides for a base salary of $500,000, which will be reviewed annually and may be adjusted upward by the Board of Directors (the “Board”) or a Committee thereof, in its discretion, based on competitive data and Mr. Beekhuizen's performance.
Mr. Beekhuizen is also eligible to receive an annual target bonus of 125% of his annual base salary under the Company's management incentive compensation plan, which provides for the payment of bonuses based on the attainment of specified goals and objectives. Pursuant to the Agreement, Mr. Beekhuizen also received a grant of options to purchase an aggregate of 950,000 shares (the “Underlying Shares”) of the Company's common stock, par value $0.01 per share (the “Common Stock”), which vest 25% per year on each of the first four anniversaries of the date of the grant. Prior to the eighth anniversary of the grant date, Mr. Beekhuizen may exercise such options when vested, but may not dispose of 633,333 the Underlying Shares unless and until one or more of the investment funds associated with Providence Equity Partners or Goldman Sachs Capital Partners (together, the “Principal Stockholders”) that are invested in the Common Stock sell a portion of their holdings of Common Stock.
Until the earlier of December 31, 2014, or the date that Mr. Beekhuizen permanently relocates to Pittsburgh, Pennsylvania, Mr. Beekhuizen shall be provided with a furnished apartment in Pittsburgh, and be reimbursed for reasonable travel expenses, including gross-up payments, if applicable, for weekly round trips to and from the New York, New York, metropolitan area. In accordance with the Company's relocation policy, the Company shall bear the cost of customary relocation expenses to Mr. Beekhuizen, including tax gross-up payments, if necessary.
The Company may terminate the Agreement with or without Cause (as defined in the Agreement), and Mr. Beekhuizen may resign, in each case (other than in the case of a termination for Cause), upon 30 days' advance written notice to the other party. Except in the case of Mr. Beekhuizen's death or disability, if Mr. Beekhuizen is terminated during his term other than for Cause, or if Mr. Beekhuizen terminates his employment with the Company for Good Reason, he is entitled to receive a lump sum severance payment of (i) one and one-half times (or two times if the date of termination is In Anticipation Of (as defined in the Agreement) or within two years following a Change of Control (as defined in the 2012 Omnibus Long-Term Incentive Plan or successor long-term incentive plan)) the sum of Mr. Beekhuizen's base salary plus his target annual bonus and (ii) a pro-rata annual bonus based on his actual annual bonus conditioned upon the execution and delivery of a general release of claims against the Company). The Amendment also provides for certain payments to Mr. Beekhuizen or to his estate, as applicable, in the event that Mr. Beekhuizen's employment with the Company terminates as a result of his death or disability.
“Good Reason,” as that term is used above, includes (a) any material diminution of authorities, titles or offices, or the assignment to Mr. Beekhuizen of duties that materially impair his ability to perform the duties normally assigned to an executive in his role at a corporation of the size and nature of the Company, (b) any change in the reporting structure such that Mr. Beekhuizen reports to someone other than the Chief Executive Officer, (c) any relocation of the Company's principal office or Mr. Beekhuizen's primary place of employment to a location more than 400 miles from New York, New York, (d) a material breach by the Company or any of its affiliates of any material obligation to Mr. Beekhuizen and (e) any failure by the Company to obtain the assumption in writing of its obligation to perform the Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) days after any merger, consolidation, sale or similar transaction, except where such assumptions occurs by operation of law.
The Agreement contains non-competition, non-solicitation, non-disparagement, and confidentiality covenants. The non-competition provision continues for a period of 18 months following termination of employment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION MANAGEMENT CORPORATION

By:	/s/ J. Devitt Kramer
J. Devitt Kramer
Senior Vice President, General Counsel and Secretary
Dated: August 30, 2013